                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          MULTIMEDIA ACCESS CORPORATION
                         (Name of issuer in its charter)

                         ------------------------------
             Delaware                                       75-2528700
     (State or Other Jurisdiction                          (IRS Employer
   of Incorporation or Organization)                   Identification Number)

             2665 VILLA CREEK DRIVE, SUITE 200, DALLAS, TEXAS 75234
                                  972-488-7200

          (Address of principal executive offices and place of business and telephone number)
                  ---------------------------------------------
                          MULTIMEDIA ACCESS CORPORATION
                            1993 VIEWPOINT STOCK PLAN
                             1994 STOCK OPTION PLAN
                             1995 STOCK OPTION PLAN
                            1995 DIRECTOR STOCK PLAN

                                 GLENN A. NOREM
                             CHIEF EXECUTIVE OFFICER
                          MULTIMEDIA ACCESS CORPORATION
             2665 VILLA CREEK DRIVE, SUITE 200, DALLAS, TEXAS 75234
                                  972-488-7200

            (Name, address and telephone number of agent for service)

                 ----------------------------------------------
                                   Copies to:
                             V. Gerard Comizio, Esq.
                             Thacher Profitt & Wood
                    1700 Pennsylvania Avenue N.W., Suite 800
                             Washington, D.C. 20006
                            Telephone: (202) 347-8400
                           Telecopier: (202) 347-6238
                     ---------------------------------------
                         CALCULATION OF REGISTRATION FEE

------------------------ --------------------- ----------------------- --------------------- ----------------------
     Title of each
  class of securities                                 Maximum                 Maximum
        to be                Amount to be        offering price per      aggregate offering        Amount of
     registered               registered               Share                   price           registration fee
------------------------ --------------------- ----------------------- --------------------- ----------------------
Common Stock                4,800,087 (a)            $2.95 (b)           $14,148,995 (b)          $4,174 (b)
------------------------ --------------------- ----------------------- --------------------- ----------------------

(a) If, prior to the completion of the distribution of the Common Stock covered by this registration statement, additional shares of such Common Stock are issued or issuable as a result of a stock split or stock dividend, this registration statement shall be deemed to cover such additional shares resulting from the stock split or stock dividend pursuant to Rule 416.

(b)        The price per share was estimated in accordance with Rule 457 (c) and
           (h) for purposes of calculating the registration fee.

                                     Part II

               Information Required in the Registration Statement

Item 1.           Plan Information

             Not required to be filed with the Securities and Exchange Commission (the "Commission").



Item 2.           Registrant Information and Employee Plan Annual Information

             Not required to be filed with the Commission.

             Note: The document containing the information specified in this
Part I will be sent or given to participants as specified by Rule 428(b)(1). Such document need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended ("Securities Act").



Item 3.           Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated herein by reference.

      (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 (File No. 0-29020) and quarterly reports on Form 10-QSB for the quarters ended March 31, 1998 and June 30, 1998 are hereby incorporated herein by reference.

      (b) The description of the Company's Common Stock as contained in the Company's Registration Statement on Form SB-2 dated February 4, 1997 is hereby incorporated herein by reference.

      All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Securities Act"), subsequent to the date of this Registration Statement and prior to the termination of the offering made by the Registration Statement shall be deemed to be incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.



Item 4.           Description of Securities.

      Not Applicable



Item 5.           Interests of Named Experts and Counsel.

      Not Applicable

Item 6.           Indemnification of Directors and Officers

      Articles Seven and Ten of the Company's Certificate of Incorporation, contain the following provisions with respect to indemnification of Directors and Officers:

      SEVENTH. The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      TENTH. To the fullest extent permitted by Delaware General Corporation Law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article, nor the adopting of any provision of this Certificate of Incorporation inconsistent with this Article shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

      Section 145 of the General Corporation Law of the State of Delaware contains provisions entitling directors and officers of the Company to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the Company provided said officers or directors acted in good faith.

      The Company has also entered into indemnification agreements with Messrs. Norem, Leftwich, Colquhoun, Stoner, Oakes, Jobe, Culp, Johnson, Sterling and Bernardi which provide for the indemnification of said officers and directors (former directors in the case of Messrs. Sterling, Bernardi, Culp and Oakes) to the fullest extent allowable under the laws of the State of Delaware.



Item 7.           Exemption From Registration Claimed.
                  Not Applicable



Item 8.           Exhibits.

Exhibit
Number
------
     5         Opinion of Thacher Profitt & Wood

    10a        1993 Viewpoint Stock Plan (1)
    10b        1994 Stock Option Plan (1)
    10c        1995 Stock Option Plan (1)
    10d        1995 Director Option Plan (1)

     23        Consent of Ernst & Young LLP

     23a Consent of Thacher Profitt & Wood (contained in opinion filed as Exhibit 5).

     24       Powers of Attorney.

             (1) Incorporated by reference to the Registration Statement on Form SB-2 and all amendments thereto as declared effective on February 4, 1997.


Item 9.           Undertakings.

      (a)         The undersigned Company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to: (i) Include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement and;
                        (iii) Include any additional or changed material information on the plan of distribution.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the Offering of the securities at that time to be the initial bona fide offering.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court or appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas and State of Texas, on the 15th day of September 1998

                                    Multimedia Access Corporation

                                    By: /s/ William S. Leftwich
                                            ---------------------------
                                            William S. Leftwich
                                            Chief Financial Officer

    KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints William S. Leftwich, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this registration statement or amendment thereto has been signed below by the following persons in the capacities and on the date indicated.


SIGNATURE                                   TITLE                      DATE
---------                                   -----                      ----
                                        Chief Executive Officer
/s/  Glenn A. Norem                     and Director (Principal        September 15, 1998
---------------------------             Executive Officer)
Glenn A. Norem


/s/ William S. Leftwich                 Chief Financial Officer        September 15, 1998
---------------------------             (Principal Accounting
William S. Leftwich                     Officer)



/s/ William D. Jobe                     Director                       September 15, 1998
---------------------------
William D. Jobe


/s/ William E. Johnson                  Director                       September 15, 1998
---------------------------
William E. Johnson

                                Index of Exhibits


Exhibit
Number
------
     5         Opinion of Thacher  Profitt & Wood

    10a        1993 Viewpoint Stock Plan (1)
    10b        1994 Stock Option Plan (1)
    10c        1995 Stock Option Plan (1)
    10d        1995 Director Option Plan (1)

     23        Consent of Ernst & Young LLP

     23a       Consent of Thacher Profitt & Wood (included in Exhibit 5).

     24        Powers of Attorney (included on signature page).


(1) Incorporated by reference to the Registration Statement on Form SB-2 and all amendments thereto as declared effective on February 4, 1997.